UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 24, 2014

MEDICAN ENTERPRISES, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

000-53408	87-0474017
(Commission File Number)	(IRS Employer Identification No.)

5955 Edmond Street, Suite 102 Las Vegas, NV 89118

(Address of Principal Executive Offices)

800-416-8802
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On March 24, 2014, the Company’s subsidiary Medican Systems (Yukon) Inc. and its assignee (“Medican”) entered into a nonbinding Letter Agreement with International Herbs Medican Marijuana Ltd. (“IHMML”) that describes the terms through which Medican may become a 50% holder of the issued and outstanding common shares of IHMML by way of subscription for 41,600,000 common shares of IHMML (the “Investment Shares”) for an aggregate subscription price of $52,000,000 (the “Investment Proceeds”).  IHMML will then use the Investment Proceeds to acquire certain lands, retrofit and/or build a marijuana growing operation and attend to the growing, marketing, research and development, training, distribution and retail sale of medical marijuana in Canada as regulated by Health Canada.

The Letter Agreement is nonbinding and the transaction contemplated therein may never be consummated. The Company, Medican and IHMML plan to sign definitive documents related to the subscription for the Investment Shares on March 28, 2014. The definitive documents will set forth the payment terms and other material terms of the subscription as well as include a Shareholders’ Agreement other related agreements between the parties.

Specifically, in the nonbinding Letter Agreement, Medican proposes to subscribe for the Investment Shares at a subscription price of Cdn$1.25 per share, for an aggregate subscription price equal to the Investment Proceeds.  The subscription for the initial Investment Shares shall be completed on or about April 15, 2014, provided that the Investment Proceeds shall be advanced pursuant to the following investment schedule:

(a)	4,000,000 Shares will be purchased on April 15, 2014 in consideration for payment of $5,000,000;

(b)	a further 8,000,000 Shares will be purchased on May 1, 2014 in consideration for payment of $10,000,000;

(c)	a further 4,800,000 Shares will be purchased on June 1, 2014 in consideration for payment of $6,000,000;

(d)	a further 8,800,000 Shares will be purchased on July 1, 2014 in consideration for payment of $11,000,000;

(e)	a further 2,400,000 Shares will be purchased on August 1, 2014 in consideration for payment of $3,000,000;

(f)	a further 8,000,000 Shares will be purchased on September 1, 2014 in consideration for payment of $10,000,000; and

(g)	a further 5,600,000 Shares will be purchased on October 1, 2014 in consideration for payment of $7,000,000.

The Investment Proceeds shall be used by IHMML to complete the purchase of two buildings and adjoining lands in the Province of New Brunswick.  The first building in Atholville, New Brunswick has 300,000 square foot of grow space within a 393, 000 square foot facility  and the second building in Poekmouche, New Brunswick has a 273,000 square foot facility with the potential to expand to a total 600,000 square feet (the “Investment Property”).  If the Investment Property will be acquired in a separate company from IHMML (“LandCo”), IHMML will have a direct or indirect interest in 100% of the Investment Property, and LandCo will lease such lands to IHMML at lease rates and upon terms to be determined and agreed by all parties.

In addition to the foregoing terms, the parties also agree to:

(a)
ensure that the IHMML current shareholders have the ability to nominate two individuals to the Board of directors of the Company (of which all nominations are subject to the approval of Company shareholders);

(b)	ensure that the employees and consultants of the IHMML are available for investor presentations required by Company;

(c)	ensure that the Company remain compliant in its reporting obligations as a public company; and

(d)
ensure that the IHMML shareholders are issued warrants entitling them to acquire up to 25% of the number of shares issued at the time of the Investments Proceeds are raised by the Company with such warrants to be exercisable for a period of two (2) years at an exercise price equal to the subscription price paid for any share issuances made to secure the Investment Proceeds.

The Company, Medican and IHMML intend to negotiate and executed definitive documents governing the transactions described in the Letter Agreement as soon as practicable on or about March 28, 2014.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Medican Enterprises, inc.

March 25, 2014.	By:	/s/Kenneth Williams
Kenneth Williams
Chief Executive Officer, Chief Financial Officer and Director